Exhibit 16.1

February 25, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Klever Marketing, Inc. Commission File No. 000-54466

We have read Item 4.01 of Klever Marketing, Inc.’s Form 8-K report dated February 25, 2013 and are in agreement with the statements contained in the second, third and fourth paragraphs of such Item 4.01. We have no basis to agree or disagree with others statements of the registrant contained therein.

Respectfully submitted,

/s/ Haynie and Company

Haynie and Company